Exhibit 99.1
CONTACT:	Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

IRVINE, CALIFORNIA, October 23, 2013 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp" or the "Company") today announced net earnings of $1.8 million for the first quarter ended September 30, 2013, up 19% from $1.5 million earned during the first quarter of fiscal 2013. Diluted earnings per share for the first quarter of fiscal 2014 were $0.18 compared to $0.15 per share reported for the same period of the prior year.

The increase in net earnings for the first quarter of fiscal 2014 is largely due to a 44% increase in non- interest income and 12% decrease in non-interest expenses that offset a 13% decrease in net interest income.

Total direct finance, loan and interest income for the first quarter ending September 30, 2013 declined 7% to $5.0 million from $5.4 million for the first quarter of fiscal 2013. This decrease includes a $276,000 reduction in commercial loan income and $262,000 decrease in investment income that was offset in part by a $156,000 increase in direct finance income. The decline in commercial loan income reflected an 18% decline in average balances to $71.4 million for the period from $86.9 million and a 50 basis point decline in average yields. The increase in direct finance income was due to a 33% increase in average balances to $335.4 million that offset a 124 basis point decline in the average yield. The average yield on all leases and loans held in the Company’s portfolio decreased 104 basis points to 4.51%. The average yield on cash and investments of 1.3% was down 97 basis points from the first quarter of fiscal 2013 as average cash balances increased by 54% to $82.9 million and investments declined 31% to $45 million. Interest expense paid increased 39% to $792,000 due to a 37.5% increase in the average balance of deposits to $344.4 million and 1 basis point increase in average rate paid to 0.92%. The Company made no provision for credit losses during the first quarter of fiscal 2014, compared to a $275,000 provision made for the quarter ending September 30, 2012 as total risk assets were down slightly from the level at June 30, 2013 and the credit profile of the portfolios was stable. As a result of the foregoing, net direct finance, loan and interest income after provision for credit losses decreased by $328,000, or 7%, to $4.2 million.

Non-interest income for the first quarter of fiscal 2014 increased by 44% to $1.4 million from $978,000 in the first quarter of the prior year, primarily due to a $437,000 increase in income realized on the sale of leased property.

During the first quarter of fiscal 2014, CalFirst Bancorp’s non-interest expenses decreased 12% to $2.7 million, compared to $3.0 million during the first quarter of fiscal 2013. The decrease in expenses was primarily due to lower sales overhead and other compensation expense.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "The net investment in lease receivables of $322.3 million at September 30, 2013 was up 29% from $249.7 million at September 30, 2012, and with this increase in the portfolio, we produced the first quarterly increase in direct finance income in two years. For the first quarter of fiscal 2014, lease bookings of $40.5 million were down 21% from the first quarter of fiscal 2013, and with no commercial loans booked during the quarter, total first quarter loan and lease bookings decreased by 33% from $60.8 million the year before. As a result, the net investment in leases and loans of $404.1 million at September 30, 2013 was down 3% from June 30, 2013 but up 16% from $349.5 million at September 30, 2012. New lease and loan originations during the first quarter of fiscal 2014 were up 89% from the first quarter of fiscal 2013 and the backlog of approved lease and loan commitments of $104 million is just 3% below the level of a year ago. Commitments include $24.6 million of unfunded loan commitments compared to $16.2 million the year before."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding backlog of lease and loan commitments and growth in direct finance income and lease and loan bookings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2013 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's)

	Three Months Ended September 30,
	2013	2012

Direct finance and loan income	$ 4,586	$ 4,706
Investment and interest income	426	688
Total direct finance, loan and interest income	5,012	5,394
Interest expense on deposits and borrowings	792	571
Net direct finance, loan and interest income	4,220	4,823
Provision for credit losses	-	275
Net direct finance, loan and interest income after provision for credit losses	4,220	4,548
Non-interest income
Operating and sales-type lease income	499	544
Gain on sale of leases and leased property	781	313
Other fee income	132	121
Total non-interest income	1,412	978

Non-interest expenses
Compensation and employee benefits	1,747	2,240
Occupancy	205	234
Professional services	156	155
Other general and administrative	551	387
Total non-interest expenses	2,659	3,016

Earnings before income taxes	2,973	2,510
Income taxes	1,142	972
Net earnings	$ 1,831	$ 1,538

Basic earnings per share	$ 0.18	$ 0.15
Diluted earnings per share	$ 0.18	$ 0.15

Weighted average common shares outstanding	10,447	10,444
Diluted number of common shares outstanding	10,451	10,451

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000’s)

	September 30, 2013	June 30, 2013
ASSETS
Cash and short term investments	$ 78,791	$ 75,469
Investment securities	43,881	48,162
Net receivables	2,120	1,395
Property for transactions in process	20,360	11,927
Net investment in leases	333,860	342,589
Commercial loans	70,204	73,980
Income tax receivable	376	3,301
Other assets	1,049	1,312
Discounted lease rentals assigned to lenders	633	768
	$551,274	$558,903
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 5,122	$ 8,849
Income taxes payable, including deferred taxes	16,732	18,575
Deposits	341,792	346,028
Other liabilities	4,335	3,804
Non-recourse debt	633	768
Total liabilities	368,614	378,024
Stockholders' Equity	182,660	180,880
	$551,274	$558,903